Exhibit 5.1

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                            NEW YORK, NY 10022 - 3852

                                                                           PARIS
                                                          47, AVENUE HOCHE 75008
TEL  212-715-9100                                        TEL  (33-1) 44 09 46 00
FAX  212-715-8000                                        FAX  (33-1) 44 09 46 01

                                 April 21, 2004

SIGA Technologies, Inc.
420 Lexington Avenue
Suite 601
New York, New York 10170

            Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as counsel to SIGA Technologies, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 9,375,000 shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock"), which includes (i) 6,250,000 shares of Common Stock (the "Shares") and (ii) 3,125,000 shares of Common Stock issuable upon the exercise of certain warrants (the "Warrant Shares").

            We have reviewed copies of the Registration Statement, the Restated Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, and resolutions of the Board of Directors of the Registrant.

            We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public official and others. We have not independently verified the facts so relied on.

            Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

            1. the Shares have been legally issued, and are fully paid and non-assessable; and

            2. the Warrant Shares, when issued in accordance with the terms and conditions of the warrants governing such issuance, and assuming that the exercise price for such Warrant Shares is equal to or in excess of the par value of the Common Stock, will be legally issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

            We do not express any opinion with respect to any law other than the Business Corporation Law of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

            Thomas E. Constance, a member of this Firm, is also a director of the Company.

                                         Very truly yours,


                                         /s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP